Exhibit 10.3

Information in this exhibit identified by [***] is confidential and has been excluded pursuant to Item 601(b)(10)(iv) of Regulation S-K because it is both (i) not material and (ii) would likely cause competitive harm to the registrant if publicly disclosed.

MANAGEMENT AGREEMENT

THIS MANAGEMENT AGREEMENT (this “Agreement”) is entered into as of         , 2019 (the “Effective Date”) by and between Emmis Operating Company, an Indiana corporation (“Management Company”), and Mediaco Holdings Inc., an Indiana corporation (“Mediaco”).  Management Company and Mediaco are sometimes referred to together in this Agreement as the “Parties” and each individually as a “Party.”  All capitalized terms used but not specifically defined in this Agreement shall have the meanings ascribed to such terms in the Contribution Agreement (as defined below).

RECITALS

WHEREAS, Management Company’s parent, Emmis Communications Corporation (“ECC”), SG Broadcasting LLC and Mediaco have entered into that certain Contribution and Distribution Agreement, dated as of June 28, 2019 (the “Contribution Agreement”);

WHEREAS, in connection with the transactions contemplated by the Contribution Agreement, ECC and Management Company have contributed to Mediaco substantially all of the assets and business relating to radio stations WBLS-FM and WQHT-FM (together, the “Stations”); and

WHEREAS, the Parties desire to enter into this Agreement to provide for the management by Management Company, as set forth herein, of the Stations in New York, NY, and, to the extent consented to by Management Company, other businesses acquired or created by Mediaco (collectively, the “Business”).

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.                                      Retention.

(a)                                 Mediaco hereby retains Management Company, and Management Company hereby agrees to serve, on the terms and conditions set forth herein, as the management company to the Stations.  Management Company, on behalf of itself and the Managers (as defined below), covenants to use professional skill and prudent business judgment in performing its duties and responsibilities as set forth herein.  The parties acknowledge that Management Company and the Managers’ service hereunder is not exclusive, and that Management Company and the Managers may manage stations and businesses separately from those set forth in this Agreement and the transactions contemplated by the Contribution Agreement.

(b)                                 The Management Services (as defined below) are for (i) the direct management of the Stations, and (ii) the overall management of Mediaco’s financial reporting, SEC compliance and other similar obligations as a public company.  If Mediaco acquires additional businesses, Mediaco and Management Company will have good faith discussions on the terms, if any, under which Management Company would directly manage such acquired businesses and will amend this Agreement to reflect any agreement coming out of those discussions.  For avoidance of doubt, even if Management Company is not engaged to directly manage such additional businesses, Management Company shall continue to provide the public company-related services for Mediaco.

2.                                      Responsibilities.

(a)                                 Generally.  Subject in all respects to the ultimate authority of Mediaco, such authority to be exercised in good faith compliance with applicable law, Management Company shall in good faith make decisions with respect to the operation and management of the Stations and the Business in providing the management functions and services set forth on Schedule A attached hereto (the “Management Services”).  The initial officers of Mediaco shall be the individuals listed on Schedule B as officers of Mediaco, to serve in the capacities set forth opposite their names and to have the power and authority commensurate with such capacities.  Management Company shall make available to Mediaco the senior executives of Management Company set forth on Schedule C (as the same may be substituted or replaced from time to time by Management Company, the “Managers”) to serve as officers of Mediaco and to provide the services to Mediaco contemplated by this Agreement; provided that any attorneys employed by Management Company who are providing Management Services shall be officers of Mediaco.    In the event that an individual Manager is terminated by Management Company or otherwise terminates his or her employment with Management Company, Management Company agrees to engage in good faith consultation with Mediaco with respect to the replacement of services provided by any such Manager, either by replacement of such Manager or by the absorption by the remaining Managers of the responsibilities of the outgoing Manager; provided, that (A) if Management Company elects to replace the outgoing Manager, such replacement shall be capable of providing an equivalent level of service to Mediaco as the outgoing Manager; or (B) if Management Company elects not to replace the outgoing Manager, the existing Managers shall, in the aggregate, provide an equivalent level of service to Mediaco hereunder as the outgoing Manager without a material diminution in the aggregate level of Management Services provided to  Mediaco hereunder.  Mediaco shall have the right to appoint any replacement Manager as an officer of Mediaco, to serve in the capacities designated by Mediaco and to have the power and authority commensurate with such capacities.  In performing the Management Services, Management Company agrees, on behalf of itself and the Managers, to use commercially reasonable efforts to make such decisions and take such actions as are materially consistent with, and not in contravention of, the provisions of this Agreement, the Contribution Agreement, and the governing documents of Mediaco effective as of the date hereof (as amended and/or restated from time to time with, in the case of this Agreement or the Contribution Agreement, the consent of Management Company, such consent not to be unreasonably withheld, conditioned or delayed, the “Governing Agreements” and, together with this Agreement and the Contribution Agreement, the “Transaction Documents”).  Management Company hereby represents and warrants to Mediaco that the services provided under this Agreement constitute all of the services necessary to run the Stations and the Business in substantially the same manner as immediately prior to this Agreement.

(b)                                 Sources of Funds.  Any and all payments, disbursements, liabilities and financial obligations in connection with Mediaco’s operations and actions, including without limitation any matter that is the subject of the duties and responsibilities of Management Company hereunder, shall be solely for the account of Mediaco, subject to and taking into account the provisions of Section 4 below, and shall be made solely from and only to the extent of such sums as are available in the operating account of Mediaco or otherwise approved by Mediaco.  Management Company shall not be obligated to make any advance to or for the account of Mediaco or to pay any sum, liability, expense or obligation of Mediaco, except from funds held or provided by Mediaco.

(c)                                  Transaction Documents.  All actions taken by Management Company and each Manager under the provisions of this Section 2 shall be taken as agent of Mediaco and shall be taken by Management Company or by the individual Manager in a manner that Management Company or the individual Manager reasonably believes to be consistent with, and not in violation of, or reasonably likely to cause or create a default under, the Transaction Documents.  Management Company has been provided with copies of and/or is a party to the Transaction Documents, and expressly agrees that its management of the business and affairs of Mediaco is limited to the extent set forth therein.

(d)                                 Benefit Plans and other Systems. For so long as Management Company is providing Management Services relating to the following systems, Mediaco shall use commercially reasonable efforts to implement the same or substantially similar benefit plans, payroll processing, accounting, treasury management and other systems as are used by Management Company in the conduct of its business for the benefit of the Leased Employees (as defined in the Leasing Agreement).  To the extent that different plans or systems are used by Mediaco, Management Company shall use commercially reasonable efforts to manage such plans and systems, but Mediaco acknowledges and agrees that Mediaco shall engage additional personnel or incur additional expense to the extent reasonably required to manage the implementation, operation and administration of such plans and systems.

3.                                      Compensation.  Mediaco shall pay Management Company, and Management Company shall accept as full compensation for Management Company and/or Managers’ services in accordance with this Agreement, an annual management fee (the “Management Fee”) equal to $1,250,000.  Mediaco shall pay the Management Fee monthly in an amount equal to one-twelfth (1/12) of the Management Fee no later than [***] following the end of each month.  Management Company shall have no right to receive a Management Fee after the expiration or earlier termination of this Agreement, except for such Management Fees as are earned through the termination date.  The Management Fee for any partial month or year shall be pro-rated based upon the number of days in such month or the number of days in such year.  The parties agree to negotiate in good faith a reasonable increase in the Management Fee to reflect any increases in the costs incurred by Management Company with respect to any new businesses acquired by Mediaco that Management Company is not directly managing or any material increase in the activities of the Stations.  Further, if, with respect to actions taken pursuant to clause (A) or (B) of Section 2(a), the aggregate compensation payable by Management Company to all Managers declines by more than [***] the parties agree to negotiate in good faith a reasonable decrease in the Management Fee to reflect any decreases in the level of services being provided by Management Company hereunder.

4.                                      Expenses.

(a)                                 Generally.  Management Company shall not be entitled to receive from Mediaco reimbursement for (i) any wages or benefits of Management Company employees (other than those pursuant to that certain Employee Leasing Agreement between the Parties of even date herewith (the “Leasing Agreement”) and other than with respect to two (2) non-executive Management Company digital employees for whom the wages and benefits shall be split evenly between Mediaco and Management Company), or (ii) any out-of-pocket expenses incurred by Management Company in the conduct of those portions of Management Company’s business that are not Management Services under this Agreement, but shall be entitled to reimbursement for any (A) out-of-pocket costs incurred directly for the benefit of Mediaco (e.g., legal, accounting and other third party costs, as well as travel and similar expenses, incurred for the benefit of Mediaco), and  (B) any Incremental Costs (as defined below).  Management Company will use commercially reasonable efforts to operate the Business in accordance with the annual budget established by Mediaco, but Mediaco acknowledges and agrees that neither Management Company nor any Manager shall be liable for any expenses in excess of such budget that are incurred in good faith by Management Company.  For the avoidance of doubt, Management Company shall not be permitted to be reimbursed for the same costs under both this Agreement and the Leasing Agreement.  “Incremental Costs” means any incremental out-of-pocket costs incurred by Management Company for goods or services that are necessary for the provision of the Management Services as well as for other business activities of Management Company, and that can be reasonably demonstrated by Management Company to represent an increase to the cost for such goods or services as compared to the cost that would have been incurred by Management Company for such goods or services if it were not providing the Management Services.  Incremental Costs shall not include any allocation of a portion of any costs that would have been incurred by Management Company regardless of its provision of the Management Services.

(b)                                 Reimbursable Costs.

1.                                      Management Company shall invoice Mediaco on or before the [***] of each month for the estimated costs and expenses incurred by Management Company under this Agreement (other than the Management Fee) for such month plus a true-up of the actual to estimated expenses incurred by Management Company under this Agreement for any prior months (the “Invoice”), and Mediaco shall pay such amount on or before the [***] of such month.  Upon Mediaco’s request, Management Company shall provide Mediaco with reasonably detailed information to verify the accuracy of any Invoice, including an itemized list of all third party fees or expenses.  If, at any time during the [***] period following the delivery of an Invoice, Mediaco delivers to Management Company in writing a dispute notice, then the Parties shall use commercially reasonable efforts to resolve the disputes set forth in such notice during the [***] period commencing on such delivery.  If, following such [***] period, the dispute between the Parties is not resolved, then the Parties shall engage a mutually agreed upon accounting firm to resolve the dispute.  The final decision of the accounting firm shall be mutually binding on both Parties.  The costs associated with the engagement of the accounting firm shall be borne equally by the Parties.  During such period of time that the Invoice is under dispute, the interest rate penalty set forth in Section 4(b)(2) will be tolled and will not accrue with respect to the disputed amount.

2.                                      Subject to Section 4(b)(1), Mediaco agrees to pay interest to Management Company for any past due amounts that are not disputed by Mediaco in good faith at the lesser of the highest rate allowable by law or [***] from the due date until such amounts are paid. In addition, Mediaco shall promptly reimburse Management Company for all reasonable costs incurred in collecting any past due amounts, including but not limited to reasonable attorneys’ fees and expenses.  This section shall not limit or waive any other legal and equitable rights and remedies Management Company shall have under this Agreement for a delinquent payment.

(c)                                  Non-Reimbursable Costs.  For the avoidance of doubt, the following expenses or costs incurred by Management Company in connection with the performance of its duties hereunder will be at the sole cost and expense of Management Company and will not be reimbursed by Mediaco:

1.                                      except as set forth in Section 4(a), cost of salary and wages, payroll taxes, insurance, worker’s compensation and other benefits of the Management Company’s employees and any other agents or consultants of the Management Company (excluding Leased Employees, and excluding agents and consultants retained by the Management Company to perform services on behalf of Mediaco);

2.                                      the cost of all rent, utilities, telecommunications, data processing, administration and related expenses with respect to the Management Company’s primary office space in Indianapolis or any secondary space outside the New York metropolitan area, other than under the Antenna Site Agreement of even date herewith (WBLS back up antenna) and other than Incremental Costs such as those related to:  Unclaimed Property, 1099 Prepare and Mail, Accounting and tax research software, Stock option administration software, Bank Service Fees, LinkedIn recruiting tools, HRIS system fees, General ledger system, Hardware and software maintenance, Data backup and redundancy, teleconferencing systems, Corporate telecom/data/network, ITGC Audit, or Insurance agent; and

3.                                      dues of the Management Company or of any of its employees (other than Leased Employees) in professional organizations or the cost of any of the Management Company’s employees (other than Leased Employees) participating in industry conventions, meetings or other functions, and all subscriptions, newsletters and other trade or industry periodicals (including online services) other than subscriptions, newsletters and other trade or industry periodicals used by Leased Employees.

5.                                      Management Company Covenants.

(a)                                 Management Company shall, at Management Company’s non-reimbursable expense, maintain its legal existence and good standing and obtain and maintain in effect all licenses and permits not directly attributable to Mediaco or the Business that are necessary or desirable to carry out its duties hereunder (other than licenses and permits directly attributable to the Stations or the Business).

(b)                                 Management Company will maintain (except under and subject to the terms and conditions of the Leasing Agreement) workers’ compensation and similar insurance as required by applicable Laws and shall maintain (at its own expense to the extent not attributable to the operations of the Stations or the Business) commercial general liability insurance and such other insurance coverage for its own operations as is reasonably comparable to prevailing industry standards.  Such insurance shall be in addition to any insurance, including but not limited to directors and officer’s insurance, obtained by or on behalf of Mediaco with respect to which Management Company shall be an additional insured.

(c)                                  Upon the written request of Mediaco following its determination that such individual has engaged in conduct or whose acts or omissions otherwise satisfy the criteria for a termination for “Cause,” Mediaco shall if applicable terminate such Manager’s status as an officer of Mediaco and Management Company shall terminate the employment of such employee of Management Company (including any Leased Employee) with respect to the provision of services under this Management Agreement.  For purposes of this Agreement, “Cause” means, with respect to any Person, any of the following: (1) the making of dishonest statements or acts with respect to Mediaco or any of its Affiliates (as defined in the Contribution Agreement); (2) the commission of, or indictment for, (A) a felony or (B) any misdemeanor involving moral turpitude, deceit, dishonesty or fraud (“indictment,” for these purposes, meaning an indictment, probable cause hearing or any other procedure pursuant to which an initial determination of probable or reasonable cause with respect to such offense is made); (3) the material and sustained failure to perform, to the reasonable satisfaction of Mediaco, the duties and responsibilities assigned or delegated under this Agreement, which failure continues, after notice to such Person specifying in reasonable detail the basis for asserting such failure, for an unreasonable period of time, as determined by Mediaco (but in no event less than [***] after such notice); or (4) the material breach of this Agreement and, to the extent such breach is curable, which breach remains uncured following notice thereof (providing in reasonable detail the basis for asserting such breach) and the expiration of [***] thereafter.

(d)                                 Management Company will not, and will cause the Managers not to, without the prior written approval of the Approval Committee (as defined below), take any of the following actions with respect to Mediaco, the Stations or the Business, or directly or indirectly cause Mediaco or its Affiliates to:

1.                                      take any action that adversely affects the preferences, power, rights or privileges of any class of equity securities of Mediaco;

2.                                      enter into any agreement, whether written or oral, relating to the lease, license, sale or other disposition of the assets or equity securities of any of Mediaco;

3.                                      enter into any agreement, written or oral, or otherwise obligate Mediaco, to issue any equity securities, debt or debt convertible into or exchangeable for equity securities;

4.                                      acquire or invest in any new business (whether effected by stock or asset acquisition, consolidation, merger or otherwise);

5.                                      adopt or materially alter any budget of Mediaco;

6.                                      enter into, or obligate Mediaco to enter into, any new line of business;

7.                                      change the size, composition or powers of the board of Mediaco, or any committee thereof, including the formation of any new committee;

8.                                      make any change to, appoint or terminate any member of senior management, including without limitation, the General Manager (defined below) or      of Mediaco;

9.                                      enter into any transaction or agreement between Mediaco, on the one hand, and any officer, director, member, employee or other Affiliate of Mediaco or Management Company, or persons controlling, controlled by, under common control with or otherwise affiliated with such officer, director, member or employee, including any Affiliate of Management Company, on the other hand; provided that this prohibition shall not apply to any cost sharing arrangements to which Mediaco consents where a third party provides goods or services to both Management Company (and/or its Affiliates) and Mediaco and the costs are allocated using a reasonable allocation method;

10.                               enter into any material litigation or any material settlement, or make any other material decision with respect to any litigation, arbitration, mediation, investigation or similar proceeding involving Mediaco, the Stations or the Business (including any bankruptcy proceeding in which Mediaco has an interest);

11.                               incur or issue any indebtedness for borrowed money (including without limitation capital leases), or grant any mortgage, security interest or any other lien on any assets;

12.                               execute, amend or otherwise modify or renew any retransmission consent or network affiliation agreement, any joint venture, partnership, local marketing agreement, shared services agreement or joint sales agreement, or any material agreement with any other owner or operator of broadcast radio or television stations (including any contract or agreement that would restrict Mediaco or its Affiliates from entering into any line of business or acquiring or disposing of any securities, indebtedness or other assets, or conducting any other business activities), or any multi-station contract;

13.                               effect a conversion or other change in the status or tax status of Mediaco;

14.                               adopt or amend any incentive plan, employee unit ownership plan or phantom unit or similar plan, or other employee benefit plan, policy, arrangement or practice for Mediaco (such restriction not to apply to Management Company’s employees that provide services to Mediaco under the Leasing Agreement);

15.                               hire or engage an investment banker or broker on behalf of Mediaco;

16.                               take any action or waive any rights on behalf of Mediaco with respect to the Transaction Documents, including the exhibits or schedules thereto, including, without limitation, initiating or defending any lawsuit or proceeding, or initiating any claim for indemnity thereunder (provided that this provision shall not in any way affect or limit Management Company’s or ECC’s right to assert claims and otherwise defend its rights under the Transaction Documents);

17.                               dissolve, liquidate or wind-up the operations of any of Mediaco;

18.                               effect any sale, merger, consolidation, refinancing or restructuring of Mediaco or all or substantially all of its assets;

19.                               amend the organizational documents of Mediaco;

20.                               declare or pay any dividend or make any distribution, or redeem or acquire any equity securities of Mediaco; or

21.                               enter into any agreement to do any of the foregoing.

Mediaco acknowledges that Mediaco’s failure to timely take action with respect to any of the foregoing could adversely impact Mediaco and the Business.  For the purposes of this Section 5, the “Approval Committee” means a duly constituted and empowered committee of the board of directors of Mediaco dedicated to the responsibility of approving the matters set forth in this Section 5 and comprised of one individual who shall initially be David Glazek.

6.                                      Notices.  Without limiting any other obligations hereunder or under the Transaction Documents, Management Company shall provide notice to Mediaco of the following:

(a)                                 (i) any litigation affecting the Stations, the Business, Mediaco or its assets; (ii) upon becoming aware, or receiving notice, of any threatened litigation that could reasonably be expected to have an adverse effect on the Stations, the Business and/or Mediaco, and (iii) any litigation affecting Management Company or the Managers that could reasonably be expected to have an adverse effect on Management Company and its ability to perform its duties hereunder promptly upon Management Company becoming aware thereof;

(b)                                 upon notice, or becoming aware, of a violation of any material agreement of Mediaco that is likely, if not cured, to have an adverse effect on the Stations, the Business and/or Mediaco;

(c)                                  prompt notice upon becoming aware of the commission of any act or omission or other conduct by an employee of Mediaco, Management Company or the Managers, including any Leased Employee which constitutes or could reasonably be likely to constitute “Cause”; and

(d)                                 prompt notice of the receipt of any notice under the Contribution and Distribution Agreement or any notice or request from the Federal Communications Commission.

7.                                      Term.  The term of this Agreement shall commence on the Effective Date and, unless earlier terminated in accordance with Section 8, remain in full force and effect following the Effective Date for a term of two (2) years (the “Initial Term” as extended pursuant to this Section 7, the “Term”); provided that following the Initial Term, the Term shall automatically continue for successive one (1) year periods.

8.                                      Termination.

(a)                                 During the Initial Term, Mediaco may terminate this Agreement in its discretion for any reason upon six (6) months’ prior written notice of termination to Management Company; provided that if the termination is effective prior to the end of the eighteenth month after the Effective Date, Mediaco shall continue to pay Management Company the Management Fee through the end of the [***] after the Effective Date as if the Agreement were in full force and effect.

(b)                                 Following the Initial Term, either Party may terminate this Agreement by providing the other Party written notice of termination, in which case, the Term shall end and the Agreement shall terminate six (6) months’ after delivery of such written notice (which may, for the avoidance of doubt, be delivered at any time after the date that is [***] after the Effective Date).

(c)                                  Mediaco may at any time and for any reason terminate one or more categories of Management Services set forth on Schedule A at Mediaco’s convenience, whereupon the parties shall agree in good faith on a reduction of the Management Fees to account for such terminated Management Services; provided that if such termination is effective prior to the end of the [***] after the Effective Date, no such reduction of the Management Fees shall be effective until after the end of the [***] after the Effective Date.

(d)                                 Any Party may terminate this Agreement in the event of material breach of any provision of this Agreement by another Party hereto by giving notice to the defaulting Party, and:

1.                                      If such breach is for nonpayment of an amount that is not in dispute, the defaulting Party shall cure the breach within [***] of receipt of such notice.  If the defaulting Party does not cure such breach by such date, then the non-defaulting Party shall have the right to terminate this Agreement effective immediately upon notice to the defaulting Party.  The defaulting Party shall remain liable to the non-defaulting Party for any amounts due to the non-defaulting Party through the end of the cure period.

2.                                      If such breach is for any other material failure to perform in accordance with this Agreement, the defaulting Party shall cure such breach within [***] of the date of its receipt of such notice.  If the defaulting Party does not cure such breach within such period, then the non-defaulting Party shall have the right to terminate this Agreement effective immediately upon notice to the defaulting Party.

(e)                                  The provisions of Sections 4 (with respect to any expenses or costs incurred prior to any termination of the Agreement), 8, 11, 13 and 15 through 24 shall survive the termination or expiration of this Agreement unless otherwise agreed to in writing.

9.                                      Entire Agreement.  This Agreement, the Contribution Agreement and other documents referred to herein or therein shall constitute the entire agreement between the Parties with respect to the subject matter hereof and shall supersede all previous negotiations, commitments and writings with respect to such subject matter.

10.                               Notices.  All notices, requests, claims, demands and other communications to be given or delivered under or by the provisions of this Agreement shall be in writing and shall be deemed given only (i) when delivered personally to the recipient, (ii) one (1) Business Day after being sent to the recipient by reputable overnight courier service (charges prepaid), provided that confirmation of delivery is received, (iii) upon machine-generated acknowledgment of receipt after transmittal by facsimile (iv) five (5) days after being mailed to the recipient by certified or registered mail (return receipt requested and postage prepaid), or (v) the date such delivery is made (or, if such date is not a Business Day, the next subsequent Business Day), if delivered via email to the Operational Email Address (as defined below) of the other Party set forth below.  Such notices, demands and other communications shall be sent to the Parties at the following addresses (or at such address for a Party as will be specified by like notice):

If to Management Company:

One Emmis Plaza, Suite 700

40 Monument Circle

Indianapolis, Indiana 46204

Telephone: 317.684.6565

Facsimile: 317.684.5583

Attention: Legal Department

Operational Email Address:  legal@emmis.com and

with a copy (which shall not constitute notice) to:

Taft Stettinius & Hollister LLP
One Indiana Square, Suite 3500

Indianapolis, Indiana 46204

Telephone: 317.713.3569
Facsimile: 317.713.3699
Attention: Ian D. Arnold

If to Mediaco:

Operational Email Address:

with a copy (which shall not constitute notice) to:

Morgan, Lewis & Bockius LLP
1701 Market Street

Philadelphia, PA 19103

Telephone: 215.963.5061
Facsimile: 215.963.5001
Attention: Justin W. Chairman

Any Party to this Agreement may notify any other Party of any changes to the address or any of the other details specified in this paragraph; provided that such notification shall only be effective on the date specified in such notice or five (5) Business Days after the notice is given, whichever is later.  Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

11.                               Non-Competition; Non-Solicitation.

(a)                                 During the Term and for the applicable “Post-Term Non-Compete Period” (as defined below), neither any Manager (to the extent permitted by applicable law), nor Management

Company, nor any of its Affiliates shall, without the prior written approval of Mediaco, directly or indirectly through an entity controlled by any of them, whether as an owner, partner, shareholder, member of a limited liability company, guarantor, surety, co-venturer or otherwise, either (i) engage or participate in or (ii) make any investment, directly or indirectly, in the debt or equity securities (an “Investment”) of, any business that owns or operates any broadcasting business in New York City (each, a “Competitive Business”); provided, however, that (x) Management Company, the Managers or their Affiliates shall be permitted to make Investments in securities of publicly traded companies engaging in a Competitive Business that in the aggregate do not constitute more than [***] of any such publicly traded company’s total outstanding equity, and (y) this restriction shall not apply to the ownership or operation of any radio station owned or operated by Management Company or its Affiliates as of the Effective Date.  The “Post-Term Non-Compete Period” shall mean (1) with respect to the Management Company and any of its Affiliates, a period of [***] following the Term and (2) with respect to any Manager subject to an employment agreement with Management Company (other than Managers residing in a state that prohibits non-competition or similar agreements as applicable to such Managers), a period of [***] following the earlier of (A) termination of such Manager’s employment relationship with Management Company or any of its Affiliates and (B) the end of the Term; provided that if such Manager is hired by Management Company or any of its Affiliates during such Manager’s Post-Term Non-Compete Period, such Post-Term Non-Compete Period shall end and a new Post-Term Non-Compete period shall begin in accordance with this clause (2).

(b)                                 During the Term and until the end of the [***] of the date of termination of the Leasing Agreement, neither Management Company, the Managers nor any of its Affiliates shall, directly or indirectly, solicit for employment or attempt to hire, employ or solicit for employment any then-current employee of Mediaco or its Affiliates whom Management Company, the applicable Manager or applicable Affiliate managed under this Agreement during the Term; provided that this provision shall not prohibit Management Company from employing such employees to provide part time services to Management Company in a manner consistent with past practices with respect to Management Company’s operation of radio stations WEPN-FM or WLIB-AM, and provided further that this provision shall not prohibit general solicitations of employment not targeted at any employee of Mediaco or its Affiliates.

(c)                                  During the Term and until the end of the [***] of the date of termination of the Leasing Agreement, neither Mediaco, Standard General, nor any of their respective Affiliates shall, directly or indirectly, except as contemplated by the Leasing Agreement, solicit for employment or attempt to hire, employ or solicit for employment any then-current employee of Management Company or its Affiliates to whom Mediaco, Standard General or its applicable Affiliate were introduced by Management Company or its Affiliates during the Term or in connection with the negotiation of the transactions contemplated by the Transaction Documents; provided that this provision shall not prohibit general solicitations of employment not targeted at any employee of Management Company or its Affiliates.

12.                               Confidentiality.  Management Company acknowledges that it will have access to confidential and proprietary information of Mediaco and agrees that it shall use such information only in furtherance of its performance under this Agreement, shall not disclose or use for any other purpose such information and shall cause the Managers to comply with this confidentiality provision.  Management Company shall have no obligation to keep confidential any information that: (i) is or becomes generally known or available by publication, commercial use or otherwise through no action or fault of Management Company; (ii) is known, without violation of any obligation hereunder, and has been reduced to tangible form by Management Company prior to the time of disclosure and is not subject to restriction; (iii) is independently developed by Management Company without reference to Mediaco’s confidential information; or (iv) is lawfully obtained from a third party who has the right to make such disclosure. In the event that Management Company or a Manager receives a request or becomes legally required to disclose any confidential and proprietary information of Mediaco under the terms of a valid and effective subpoena or order issued by a court of competent jurisdiction or in an investigatory, legal, regulatory or administrative proceeding, Management Company agrees to, to the extent permitted by law, (i) immediately notify Mediaco of the existence, terms and circumstances surrounding such requirement, (ii) consult with Mediaco on the advisability of taking legally available steps (all at Mediaco’s cost and expense) to resist or narrow such requirement, and (iii) if disclosure of such information is required, use its best efforts to cooperate with Mediaco in its efforts to obtain an order or other reliable assurance that confidential treatment will be accorded to such information.  Notwithstanding any of the foregoing, Management Company may disclose confidential and proprietary information of Mediaco, following prior notice to Mediaco, to any regulatory authority (including any self-regulatory authority) with jurisdiction over Management Company in connection with any routine examination, investigation, regulatory sweep or other regulatory inquiry.

13.                               Right to Audit.  Mediaco shall have, upon reasonable prior notice and during normal working hours, the right to conduct audits and examinations of, and to make copies of, the books and records of Management Company relating to the Stations or to Mediaco (to the extent related to the Business), no matter where such books and records are located.  Such right may be exercised through any agent or employee of Mediaco or any certified public accountant or other representative designated by Mediaco.  In the event that Mediaco discovers either a material weaknesses in internal control or material errors in record keeping, Management Company will use commercially reasonable efforts to correct such discrepancies promptly upon Mediaco’s written request and reasonable recommendation and will inform Mediaco in writing of the action taken to correct such audit discrepancies.  All audits conducted by or on behalf of Mediaco will be at its sole expense and shall not take place more than once annually absent any finding of material weaknesses in internal control or material errors in record keeping.

14.                               Assignment.  Neither this Agreement nor any of the rights, benefits or obligations hereunder may be assigned by any of the Parties (whether by operation of law or otherwise) without the prior written consent of the other Parties, and any purported assignment without such consent shall be null and void.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.

15.                               Limitation on Liability and Indemnification.

(a)                                 Neither the Management Company, nor its Affiliates or any officer, director, employee, partner, manager or other agent of Management Company or its Affiliates (“Management Agents”) will have any liability to Mediaco hereunder for any action under this

Management Agreement unless such conduct is not taken in accordance with the standards of conduct under Indiana Code 23-1-35-1 (taking into account Management Company’s obligations under this Agreement), and the failure to meet that standard has been judicially determined to have constituted fraud, recklessness or willful misconduct.  The Parties agree that Indiana Code 23-1-35-1 is the standard of conduct applicable to directors of an Indiana corporation, that Mediaco is an Indiana corporation, that the same standard that applies to the directors of Mediaco should apply to the Management Agents, and that such standard is different than the standard of conduct applicable to directors of a Delaware corporation (see, the Official Indiana Comment to Indiana Code 23-1-35-1).

(b)                                 Mediaco hereby agrees to indemnify defend and hold harmless Management Company, Managers and their respective Affiliates and any of their respective current or former officers, directors, employees, partners, managers or other agents (individually and collectively, “Indemnified Person”) from any and all loss, liability, cost and expense (including but not limited to reasonable attorneys’ fees and expenses) incurred by the Indemnified Person in connection with, arising from or related to the performance by it of its obligations hereunder or otherwise related to Mediaco or the Business, except if such loss, liability, cost or expense results from fraud, recklessness or willful misconduct of Management Company.  To the extent permitted by law, Mediaco will reimburse each Indemnified Person for the reasonable out-of-pocket costs and expenses (including attorneys’ fees and expenses) of investigating, preparing for and responding to any actual or threatened action, claim, suit, investigation or proceeding or enforcing this Agreement, as they are incurred; provided that Management Company shall promptly reimburse Mediaco for any amounts advanced to the extent that a court of competent jurisdiction determines that an Indemnified Person acted fraudulently, recklessly or engaged in willful misconduct.

(c)                                  Management Company hereby agrees to indemnify defend and hold harmless Mediaco and its Affiliates for any and all loss, liability, cost and expense (including but not limited to reasonable attorneys’ fees and expenses) incurred by Mediaco or its Affiliates arising out of the fraud, recklessness or the willful misconduct of Management Company or any Manager.  The maximum liability of the Management Company or Mediaco in respect of an indemnification claim under this Section 15 shall not exceed [***] hereunder; provided, however, that the foregoing limitation shall not apply to any claims based on, related to or in connection with fraud, willful misconduct and/or a breach of the provisions of Sections 11 and 12 of this Agreement.

16.                               Governing Law; Waiver of Jury Trial.

(a)                                 Except as otherwise set forth in this Agreement, this Agreement and all issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.  In furtherance of the foregoing, the internal Laws of the State of Delaware shall control the interpretation and construction of this Agreement, even though under that jurisdiction’s choice of law or conflict of law analysis, the substantive Law of some other jurisdiction would ordinarily apply.

(b)                                 AS A SPECIFICALLY BARGAINED INDUCEMENT FOR EACH OF THE PARTIES TO ENTER INTO THIS AGREEMENT (WITH EACH PARTY HAVING HAD OPPORTUNITY TO CONSULT COUNSEL), EACH OF THE PARTIES EXPRESSLY AND IRREVOCABLY WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING UNDER THIS AGREEMENT OR ANY ACTION OR PROCEEDING ARISING OUT OF THE TRANSACTIONS CONTEMPLATED HEREBY OR ANY OTHER TRANSACTION AGREEMENT, REGARDLESS OF WHICH PARTY INITIATES SUCH ACTION OR PROCEEDING, AND ANY ACTION OR PROCEEDING UNDER THIS AGREEMENT OR ANY ACTION OR PROCEEDING ARISING OUT OF THE TRANSACTIONS CONTEMPLATED HEREBY OR ANY OTHER TRANSACTION AGREEMENT SHALL BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

17.                               Jurisdiction; Service of Process.  ANY ACTION WITH RESPECT TO THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS ARISING HEREUNDER, OR FOR RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT IN RESPECT OF THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS ARISING HEREUNDER BROUGHT BY THE OTHER PARTY OR PARTIES OR THEIR SUCCESSORS OR ASSIGNS, IN EACH CASE, SHALL BE BROUGHT AND DETERMINED EXCLUSIVELY IN DELAWARE STATE COURT AND ANY STATE APPELLATE COURT THEREFROM WITHIN THE STATE OF DELAWARE (OR, IF THE DELAWARE COURT DECLINES TO ACCEPT JURISDICTION OVER A PARTICULAR MATTER, ANY STATE OR FEDERAL COURT WITHIN THE STATE OF INDIANA). EACH OF THE PARTIES HEREBY IRREVOCABLY AGREES AND CONSENTS TO PERSONAL JURISDICTION, SERVICE OF PROCESS AND VENUE IN THE AFORESAID COURTS AND WAIVES, AND AGREES NOT TO ASSERT, BY WAY OF MOTION, AS A DEFENSE, COUNTERCLAIM OR OTHERWISE, IN ANY ACTION WITH RESPECT TO THIS AGREEMENT (I) ANY CLAIM THAT IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF THE ABOVE NAMED COURTS FOR ANY REASON OTHER THAN THE FAILURE TO SERVE IN ACCORDANCE WITH THIS SECTION 17, (II) ANY CLAIM THAT IT OR ITS PROPERTY IS EXEMPT OR IMMUNE FROM JURISDICTION OF ANY SUCH COURT OR FROM ANY LEGAL PROCESS COMMENCED IN SUCH COURTS (WHETHER THROUGH SERVICE OF NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OF JUDGMENT, EXECUTION OF JUDGMENT OR OTHERWISE) AND (III) TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY CLAIM THAT (A) THE ACTION IN SUCH COURT IS BROUGHT IN AN INCONVENIENT FORUM, (B) THE VENUE OF SUCH ACTION IS IMPROPER OR (C) THIS AGREEMENT, OR THE SUBJECT MATTER HEREOF, MAY NOT BE ENFORCED IN OR BY SUCH COURTS.  THE PARTIES HEREBY AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH ANY SUCH ACTION OR PROCEEDING IN THE MANNER PROVIDED IN SECTION 10, OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW, SHALL BE VALID AND SUFFICIENT SERVICE THEREOF AND HEREBY WAIVE ANY OBJECTIONS TO SERVICE ACCOMPLISHED IN THE MANNER HEREIN PROVIDED.

18.                               Further Assurances.  The parties shall execute and deliver such further instruments and do such further acts and things as may reasonably be required to carry out the intent and purposes of this Agreement.

19.                               Amendment; Waiver.  This Agreement may not be amended except by an instrument in writing signed by each of the Parties.  No failure or delay by any Party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder.  Any agreement on the part of any Party to any such waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party.

20.                               Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.  Electronically transmitted copies of this Agreement and electronically transmitted signature pages shall be binding and effective as to all Parties and may be used in lieu of the original Agreement, and, in particular, in lieu of original signatures, for any purpose whatsoever.

21.                               Remedies.  Each of the parties agree that money damages would not be a sufficient remedy for any breach by either Party or any of its Affiliates of this Agreement, and that, in addition to all other remedies that may be available, Mediaco shall be entitled to specific performance and injunctive or other equitable relief as a remedy for any such breach, and each Party further agrees to waive and to use its best efforts to waive, any requirement for the securing or posting of any bond in connection with any such remedy.

22.                               Construction of Agreement.  The Parties have participated jointly in the negotiation and drafting of this Agreement, and in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement.

23.                               No Joint Venture.  This Agreement is not intended to be and shall not be construed as a partnership or joint venture agreement between the Parties.  Except as otherwise specifically provided in this Agreement, no party to this Agreement shall be authorized to act as agent of or otherwise represent any other Party to this Agreement.

24.                               No Third Party Beneficiaries.  Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the Parties and their respective successors and permitted assigns and any Management Indemnified Persons or Mediaco Indemnified Persons) any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have executed this Management Agreement as of the day and year first above written.

MANAGEMENT COMPANY

By:
Name:
Title:

Signature Page to Management Agreement

MEDIACO

By:
Name:
Title:

Signature Page to Management Agreement